Exhibit 10.9
SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDMENT is entered into as of November 4, 2008, by and between Alon USA GP, LLC, a Delaware limited liability company (successor to Alon USA GP, Inc. and referred to as the “Company”), and Jeff D. Morris (“Executive”).
     WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement, dated as of July 31, 2000, as amended by that certain Amendment to Executive/Management Employment Agreement, dated as of May 1, 2005 (as so amended, the “Agreement”), and wish to amend the Agreement to assure that any payments under the Agreement that (i) constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), comply with the requirements of Section 409A to avoid the imposition of excise taxes and (ii) qualify for an exemption from deferred compensation treatment under Section 409A of the Code satisfy the requirements of such exemption. Terms not defined in this Amendment will have the meaning set forth in the Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. To the extent that a payment becomes due to Executive under Section 10 of the Agreement by reason of Executive’s termination of employment, (i) the term “termination of employment” will have the same meaning as “separation from service” under Section 409A of the Code (ii) except as provided in Section 2 hereof, all such payments will be made in a single lump sum no later than 60 days after the date on which Executive terminates employment.
     2. If the Company makes a good faith determination that a payment under the Agreement (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to Executive by reason of his separation from service and (iii) at the time such payment would otherwise be made Executive is a “specified employee” as hereinafter defined, the payment will be delayed until the first day of the seventh month following the date of such termination of employment and will bear interest at the prime rate of interest as published in the Wall Street Journal on the first business day following the date of Executive’s termination of employment. For purposes of this Section 2, a specified employee is an officer of Alon USA Energy, Inc. with annual compensation in excess of $150,000 (as adjusted for years after 2008), provided that only the 50 highest paid officers of Alon USA Energy, Inc. may constitute “specified employees” for any 12-month period. An individual who is identified as a one of the 50 highest paid officers during any portion of a calendar year will be a specified employee for purposes of the Agreement during the 12-month period beginning on April 1 of the following calendar year.
     3. To the extent that any payment made under the Agreement constitutes a deferral of compensation subject to Section 409A of the Code, the time of such payment may not be accelerated except to the extent permitted by Section 409A. Where Section 409A of the Code permits a payment or benefit that constitutes a deferral of compensation to be accelerated, the payment or benefit may be accelerated in the sole discretion of the Company.

     4. Any expense reimbursements required to be made under the Agreement will be for expenses incurred by Executive during the term of the Agreement, and such reimbursements will be made not later than December 31st of the year following the year in which Executive incurs the expense; provided, that in no event will the amount of expenses eligible for payment or reimbursement in one calendar year affect the amount of expenses to be paid or reimbursed in any other calendar year. Executive’s right to expense reimbursement will not be subject to liquidation or exchange for another benefit.
     5. Notwithstanding any provision of the Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to the Agreement as the Company deems necessary or desirable solely to avoid the imposition of taxes or penalties under Section 409A.
     6. The provisions of this Amendment supersede and replace in their entirety any conflicting provision set forth in the Agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALON USA GP, LLC
By:	/s/ David Wiessman
	Name:	David Wiessman
	Title:	Executive Chairman

EXECUTIVE
/s/ Jeff D. Morris
Jeff D. Morris